Exhibit 99.2

INTEROFFICE MEMORANDUM

To:	All Heritage Employees	Date:	July 9, 2006

From:	Thomas C. Prendergast, Chief Executive Officer

Re:	Merger Agreement Announcement

Dear Heritage Employees,

I am very excited to report that earlier this evening, Heritage Property Investment Trust, Inc. entered into an Agreement and Plan of Merger with affiliates of Melbourne, Australia-based Centro Properties Group. The transaction was unanimously approved by our Board of Directors today, Sunday, July 9, 2006.  I have attached the press release we sent out this evening regarding the transaction.

This merger presents a very attractive synergy between the two companies with many strengths, assets and talents matching up to represent strong possibilities for future growth and development. Centro Properties Group is a retail investment organization specializing in the ownership, management and development of retail shopping centers. Centro manages both listed and unlisted property and has an extensive portfolio of shopping centers across Australia, New Zealand and the United States. With funds under management exceeding AUS$14.3 billion post transaction, Centro continues to maximize returns to its investors through its customer-focused and value-adding team based approach. In addition, Centro currently owns and manages, in conjunction with its joint venture partner Watt Commercial Properties, over 100 retail properties in the United States on both the East and West Coasts.

Understanding that our employees may be concerned about their future with the company, simultaneously with the approval of the transaction, our board of directors has adopted a severance protection plan that will cover all employees of Heritage in the event of a termination of employment following the sale of the company. The amount of the severance protection pay would be a percentage of your salary taking into account your position and number of years of service. This plan will be in effect during the one-year period following closing and entitlement to benefits will be subject to the terms of the plan.

The sale of the company will not be effective for approximately 90 to 120 days.  Following the closing of the sale, all employment decisions will be up to Centro. Let me stress that in many cases, the sale of Heritage could present terrific opportunities for continued employment with Centro. For instance, when Heritage acquired Bradley in 2000, a significant number of employees were retained, many of whom are still with us today.

Knowing that there cannot be a guarantee of employment for all employees, we hope that the severance plan we have adopted will help you to make an educated decision for both you and your family.  Each employee will be given an outline of the terms and conditions as well as the severance amounts shortly.

To that end, tomorrow morning at 10:00 AM EST we will have a conference call with all employees to discuss the merger in more detail. Representatives of Centro Watt will be with us to discuss the transaction, provide some history of their organization, briefly outline the transition and answer questions. (Conference call details will be sent to everyone first thing Monday morning).

In conclusion, on behalf of our board of directors and senior management team, I am very excited by the opportunities presented by the merger of Heritage and Centro, which brings together two solid and vibrant companies that offer unique and exciting business possibilities in the future.  I look forward to bringing more news of the transaction in the near future.

Additional Information about the Merger and Where to Find It

This communication is being made in connection with the proposed merger of Heritage with affiliates of Centro. Heritage will file a proxy statement relating to the proposed merger with the Securities and Exchange Commission. HOLDERS OF COMMON STOCK OF HERITAGE ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED ITEMS. The final proxy statement will be mailed to Heritage common stockholders when it becomes available. The proxy statement and other relevant materials (when they become available) and any other documents filed by Heritage with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Heritage by contacting Heritage Investor Relations at (617) 247-2200 or accessing Heritage’s investor relations website at www.heritagerealty.com.

Heritage and its officers and directors and other employees may be deemed to be participants in the solicitation of proxies from the common stockholders of Heritage in connection with the merger. Information about the executive officers and directors of Heritage and the number of Heritage common shares beneficially owned by such persons is set forth in the proxy statement for Heritage’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 10, 2006, and will be set forth in the proxy statement relating to the proposed merger when it becomes available.